Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces

Appointment of Chief Operating Officer

Houston, Texas — September 7, 2011 — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced that Van P. Whitfield has been promoted to the new position of Chief Operating Officer.  Mr. Whitfield previously held the position of Executive Vice President, Operations and Development.

Joseph H. Bryant, Cobalt Chairman and Chief Executive Officer said, “Van has been an indispensable member of Cobalt’s management team from the earliest days of the company, and I believe this new role will take advantage of the full range of his management talent and experience.  Van’s many years of senior management experience in worldwide operations will serve him well in his expanded role. As Cobalt executes its deepwater exploration program in two of the world’s highest potential basins, the Board of Directors and I are very pleased that Van has accepted this position, and are confident that he will excel in this new role.”

Mr. Whitfield joined Cobalt in May 2006. Mr. Whitfield has 37 years of experience leading oil and gas production operations and marketing activities in North America, the United Kingdom and Europe, Africa, the Middle East and Asia. Prior to joining Cobalt, Mr. Whitfield served in executive positions at CDX Gas LLC, BP Exploration (Angola) Limited, and was seconded to ExxonMobil Saudi Arabia (Southern Ghawar) Ltd in the position of Vice President, Power and Water. Mr. Whitfield has also held the positions of Senior Vice President of BP Global Power, President and General Manager of Amoco Netherlands BV and Production Manager of Amoco (U.K.) Exploration Company. In addition, he has held numerous operational and technical leadership positions in various Amoco Production Company locations throughout the globe. Mr. Whitfield has a Bachelor of Science Degree—Petroleum Engineering from Louisiana State University and is a graduate of the Executive Program at Stanford University.

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: John P. Wilkirson Chief Financial Officer +1 (713) 452-2322	Media Relations: Lynne L. Hackedorn Vice President, Government, Public Affairs, Land +1 (713) 579-9115